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EXHIBIT 23

OWENS-ILLINOIS, INC.

CONSENT OF INDEPENDENT AUDITORS

        We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-47519) of Owens-Illinois, Inc. and in the related Prospectus, in the Registration Statement (Form S-8 No. 333-69624) pertaining to the Amended and Restated Owens-Illinois, Inc. Stock Purchase and Savings Program, the Amended and Restated Owens-Illinois, Inc. Long-Term Savings Plan, and the Owens-Illinois de Puerto Rico Long-Term Savings Plan, in the Registration Statement (Form S-8 No. 33-44252) pertaining to the Amended and Restated Stock Option Plan for Key Employees of Owens-Illinois, Inc., in the Registration Statement (Form S-8 No. 33-57141) pertaining to the Stock Option Plan for Directors of Owens-Illinois, Inc., in the Registration Statement (Form S-8 No. 333-47691) pertaining to the Amended and Restated 1997 Equity Participation Plan of Owens-Illinois, Inc., and in Registration Statement (Form S-3 No. 333-99741) pertaining to the Amended and Restated 1997 Equity Participation Plan of Owens-Illinois, Inc. of our reports dated January 23, 2003 with respect to the consolidated financial statements and schedule of Owens-Illinois, Inc., and with respect to the consolidated financial statements of Owens-Brockway Packaging, Inc., Owens-Brockway Glass Container, Inc., and OI Plastic Products FTS Inc., all of which are included in this Annual Report (Form 10-K) for the year ended December 31, 2002.

                      /s/ Ernst & Young LLP

                      Ernst & Young LLP

Toledo, Ohio
March 27, 2003

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OWENS-ILLINOIS, INC. CONSENT OF INDEPENDENT AUDITORS